Exhibit 21
Nabors Industries Ltd. and Subsidiaries
Significant Subsidiaries
Subsidiary
Nabors Drilling International Ltd.
Nabors Drilling International II Ltd.
Nabors International Management Ltd.
Nabors Red Lion Limited
Nabors Blue Shield
Nabors Global Holdings II Ltd.
Nabors Global Holdings Ltd.
Nabors Finance Holdings S.a.r.l.
Nabors International Finance Inc.
Nabors Industries Inc.
Yellow Deer Investments Corp.
Nabors Holding Company
Nabors Diamond Holdings, Inc.
Nabors Drilling USA, LP
Nabors Lux Finance 1 S.a.r.l.
Nabors Lux Finance 2 S.a.r.l.